UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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United Therapeutics Corporation
(Name of Registrant as Specified In Its Charter)

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[The following information was first distributed by United Therapeutics Corporation to certain of its shareholders on May 22, 2018]

Shareholder Outreach Executive Compensation Policy Update May 22, 2018 Supplemental Information This presentation is intended to supplement our proxy statement dated May 1, 2018, filed with the SEC on April 27, 2018. We encourage you to review the full proxy statement, which is available on our website at http://ir.unither.com/annual-and-proxy

Our Approach to Executive Compensation We take a long-term view of executive compensation Our compensation is structured to motivate and retain our exceptional leadership team We believe in pay-for-performance:  92% of the CEO’s pay is at risk tied to performance     86% of the NEO’s pay is at risk tied to performance 100% of the 2017 equity grants were tied to achievement of pre-determined performance goals over a 1-year or 3-year period We value the feedback provided by our long-term shareholders  We have actively gathered feedback for the past 4 years, evolving our policies over time to better align our pay policies with market trends considering shareholder feedback  Based on shareholder feedback we made several material changes to our compensation program in 2017 that impact the data in the Summary Compensation Table   We have provided a Supplemental Summary Compensation table that reflects the 2017 pay decisions and excludes the effective of the change in grant timing 1

Proxy page reference 24 and 25 Key Policy Changes 2016 to 2017 The following material changes were implemented in 2017 for our compensation policy:  How we size equity awards  A shift in grant timing  Increased emphasis on 3-year performance measurement (50% of grant)  All equity awards will only vest based on performance conditions (100% performance-contingent)  By setting the value at the start we have eliminated based on pre-determined goals measured over a 1 3-year performance – 50% Changing the grant timing resulted in a one-time anomaly in 2017 whereby two grants are presented in the Summary Compensation Table   We have provided a Supplemental Summary Compensation table that reflects the 2017 pay decisions and excludes the effective of the change in grant timing 2 Policy Feature20162017 Sizing the equity award Units Risk that the value would be higher at grant than intended due to increases in stock price Value the chance of an unintentional “mega grant” Grant timing Grant made after the fiscal year once performance was known (retrospective) Grant made at the start of the fiscal year and earned or 3 year period (prospective) Equity mix 1-year performance – 75% 3-year performance – 25% 1-year performance – 50%

Proxy page reference 24 and 25 Equity Grant Policy Changes – Change in Timing and Structure Change in grant timing in 2017 leads to two grants in the SCT Grants prior to 2017  Units determined at the start and grant issued after performance determined Performance Period Performance Period FY15 FY16 2015 performance determined and Grant issued in Q1 2016 Grant for 2017 and moving forward FY 2018 – Value determined and issued at the start of year and % earned determined after the performance period)  Pivoting from a grant based on backward measurement to forward measurement results in two grants in 2017 due to timing change In March 2017 we completed the 2016 performance cycle (prior plan) and granted awards under the new 2017 policy The change in timing overstates the 2017 compensation in the Summary Compensation Table due to reporting rules 2018 grant issued in Q1 with final % earned after performance period   3 2017 Policy Transition Year Performance Period FY17 2016 performance determined and grant issued in Q1 2017 FY17 2017 grant issued in Q1 with final % earned after performance period

Proxy page reference 37 and 38 2017 Equity Grant Structure 100% of the equity is performance-contingent based on prospective performance Milestone Performance Options – 1-year performance (2017) which is 50% of the award  Contingent on performance as outlined in the 2017 Company-wide Milestones    The maximum that can be earned is 150% of target for above-target performance based solely on financial performance  Once performance is assessed, the grant is subject to 3-year vest in equal installments for added retention Cash Profit Performance Options – 3-year performance (2017-2019) which is 50% of the award  Contingent on performance against a 3-year measurement period for cash profit margin (2017 through 2019)  The award will be earned and vested after the 3-year period only if the average cash profit margin meets or exceeds 50% for the period  The plan is subject to a threshold and a cap to minimize excessive risk-taking  4 PerformanceThresholdTargetStretch Average Cash Profit Margin 45% 50% 55% Percent of the Award That Vests 50% 100% 200%

Proxy page reference 31 Commitment to Governance We have implemented a number of executive and equity policy best practices:  Incentive Plan payments 1. Our Board has the authority, to the extent permitted by governing law, to make retroactive adjustments to any cash, stock option, or STAP award or other equity award-based incentive compensation paid to our Named Executive Officers and certain other senior managers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. 5 What We Do:What We Don’t Do: Design our executive compensation program to align pay and performance No repricing or backdating of stock options Gather market data for the specific peers examining a range of pay between the 25th and 90th percentiles to understand the market trends No liberal share recycling under 2015 Stock Maintain an appropriate balance between short-term and long-term compensation which discourages short-term risk taking at the expense of long-term results No vesting prior to the first anniversary of grant, subject to limited exceptions Grant performance-contingent equity based on company milestones and multi-year performance No grants of equity during trading blackout periods Establish threshold, target and stretch company goals; we require a minimum level of performance for any payment under the cash incentive plan No discounted or reloaded stock options Maintain stock ownership guidelines to align executive officer and share ownership with that of our directors and our shareholders No excessive perquisites Prohibit hedging and pledging by executives and directors No excise tax gross ups Employ a compensation recovery, or clawback policy1 No guaranteed base salary and/or bonus Conduct annual risk assessments of our compensation policies and practices Hold Compensation Committee executive sessions without management

Proxy page reference 43 and 44

Summary Compensation Table and Supplemental Table

- The SCT overstates 2017 pay due to a change in grant timing to issue awards under the 2016 program and to implement the new 2017 policies

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option/ STAP Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[1] ($)	All Other Compensation ($)	Total ($)
Martine Rothblatt	2017	$1,163,707	–	$33,122,078	$1,598,163	$1,239,653	$9,600	$37,133,201
Chairman and Chief	2016	$1,226,949	–	$12,583,891	$992,464	$611,425	$9,600	$15,424,329
Executive Officer	2015	$1,078,099	–	–	$1,171,152	–	$18,626	$2,267,877
James Edgemond	2017	$620,833	–	$6,583,317	$577,148	$854,747	$17,000	$8,653,045
Chief Financial Officer	2016	$591,014	–	$2,097,315	$360,000	$1,039,675	$21,450	$4,109,454
and Treasurer	2015	$380,146	–	$2,402,371	$216,000	N/A	$13,400	$3,011,917
Michael Benkowitz	2017	$733,333	–	$9,017,790	$738,750	$1,043,171	$24,433	$11,557,477
President and Chief	2016	$568,417	–	$3,570,563	$416,000	$508,653	$287,522	$5,351,155
Operating Officer								
Paul Mahon	2017	$815,950	–	$9,977,780	$656,256	$1,399,858	$21,600	$12,871,444
Executive Vice President	2016	$942,724	–	$5,243,288	$413,764	$1,006,819	$21,600	$7,628,195
and General Counsel	2015	$760,201	–	$6,954,075	$495,785	$303,644	$17,800	$8,531,505

Supplementary 2017 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option/ STAP Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Martine Rothblatt	2017	$1,163,707	–	$13,922,278	$1,598,163	$1,239,653	$9,600	$17,933,401
Chairman and Chief								
Executive Officer								
James Edgemond	2017	$620,833	–	$2,983,354	$577,148	$854,747	$17,000	$5,053,082
Chief Financial Officer								
and Treasurer								
Michael Benkowitz	2017	$733,333	–	$3,977,842	$738,750	$1,043,171	$24,433	$6,517,529
President and Chief								
Operating Officer								
Paul Mahon	2017	$815,950	–	$3,977,842	$656,256	$1,399,858	$21,600	$6,871,506
Executive Vice President								
and General Counsel								

6

United Therapeutics CORPORATION

Proxy page reference 58 and 59 Equity Plan Share Request – Key Features We have a broad-based equity plan for all employees, executives and non-employee directors to remain competitive and to attract and retain talent critical to our business success for shareholders  (approximately 6.7% of the Plan best practices:  Subject to 1 year minimum vesting, subject to limited exceptions for death, disability, or a CIC No liberal "recycling" provisions No repricing of awards without shareholder approval No "reload" feature for stock options No grants of stock options and stock appreciation rights with exercise prices below the fair market value on the grant date No auto-acceleration upon a CIC (i.e., board discretion) No tax gross-up on equity awards Flexible share counting ratio (full value shares count against the share pool as more than 1 share) Share pool duration is line with peers (~3 years as per ISS methodology) We have the authority under the Plan to cancel outstanding awards (vested or unvested) in the event the applicable plan participant engages in an "act of misconduct"           7 Plan ChangeDescriptionImplications Non-employee Director Limits Establish a maximum amount of cash and equity that can be issued Equity - $400,000 Board retainer - $60,000 Increase the Shares in the Plan Extend the plan terms through 2028 and add new shares to the plan 2,900,000 new shares outstanding shares)

Proxy page reference 60 Equity Plan Share Request – Historic Dilution We manage our long-term dilution by limiting the number of shares subject to equity awards that we grant annually, commonly referred to as burn rate We have managed the burn rate under the Plan for the past three years as outlined below We manage our dilution below the ISS standards for our sector    Weighted Average Number of Common Shares Outstanding Total Granted = Options+ Full-Value Full-Value Shares Options Granted(1) Granted(2) Shares (in thousands) Burn Rate Fiscal 2017 Fiscal 2016 1,958,843 1,630,552 21,290 20,960 1,980,133 1,651,512 44,004,303 43,761,724 4.5% 3.8% Fiscal 2015 172,250 0 172,250 45,999,724 0.4% Three-Year Average 1,253,882 14,083 1,267,965 44,588,584 2.8% 1.Excludes STAP awards, which are not eligible to be settled in stock and can only be settled in cash. 2.These figures reflect both time-based full-value awards granted during the applicable fiscal year and performance-based full-value awards actually earned during the applicable fiscal year. 8